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                                                                     EXHIBIT 5.1


                                 June 17, 1998


QuadraMed Corporation
80 E. Sir Francis Drake Blvd., Suite 2A
Larkspur, CA 94939

Ladies and Gentlemen:

       We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale by certain Selling Securityholders of $115,000,000 principal amount of 5.25% Convertible Subordinated Debentures due 2005 (the "Debentures") and Common Stock, par value $0.01 per share, issuable upon conversion of the Debentures (the "Common Stock"). The Debentures were originally sold by the Company pursuant to the Rule 144A exemption from registration promulgated under the Act.

       As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

       Based on the foregoing, we are of the opinion that the Debentures and Common Stock have been duly authorized, the Debentures are binding obligations of the Company and the Common Stock, when issued upon conversion of the Debentures, will be legally issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                                       Very truly yours,

                                       /s/ Brobeck, Phleger & Harrison LLP
                                       BROBECK, PHLEGER & HARRISON LLP